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                                                                   EXHIBIT 3.2.2


                              ARTICLES OF AMENDMENT
                        OF FRANKLIN FINANCIAL CORPORATION

                                       1.

         The name of the corporation is Franklin Financial Corporation.

                                       2.

         The charter of the corporation shall be amended by deleting Article IV thereof in its entirety and substituting the following in lieu of Article IV:

                                      "IV.

                           The Corporation shall have authority to issue
                  500,000,000 shares of common stock having no par value, designated "common stock." The holders of common stock shall have unlimited voting rights, in that such holders shall be entitled to elect all of the members of the Board of Directors of the Corporation and shall be entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation. The holders of common stock shall have the right to receive the net assets of the Corporation upon dissolution."

                                       3.

         The amendments set forth in paragraph 2 of these Articles of Amendment was adopted on April 21, 1998 by the Board of Directors of the Corporation.

                                       4.

         The amendment set forth in paragraph 2 of these Articles of Amendment was duly adopted by the shareholders of the Corporation on May 19, 1998 in accordance with the provisions of Code Section 48-20-103 of the Tennessee Business Corporation Act.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by Richard E. Herrington, President and Chief Executive Officer of the Corporation, on this 19th day of May, 1998.

                                        FRANKLIN FINANCIAL CORPORATION

                                        By: /s Richard E. Herrington
                                            ------------------------------------
                                            Richard E. Herrington, President
                                            and Chief Executive Officer